UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549
FORM 8‑K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
 SECURITIES EXCHANGE ACT OF 1934
March 20, 2018
Date of report (Date of earliest event reported)
Condor Hospitality Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)
1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
4800 Montgomery Lane, Suite 220
Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01.  Other Events.
Condor Hospitality Trust, Inc. (the "Company") supplements the Company's discussion "Material Federal Income Tax Considerations" in the Company's Prospectus dated September 11, 2017, with the following:
SUPPLEMENT TO MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
The following summary of certain U.S. federal income tax considerations supplements the discussion in "Material Federal Income Tax Considerations" in our prospectus dated September 11, 2017 and is subject to the qualifications set forth therein. Defined terms used but not defined herein have the meanings set forth in the prospectus. The following summary is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances.
EACH PROSPECTIVE HOLDER IS ADVISED TO CONSULT HIS, HER OR ITS TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES APPLICABLE TO HIM, HER OR IT AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Impact of the Tax Cuts and Jobs Act
Congress passed H.R. 1, known as the Tax Cuts and Jobs Act, on December 20, 2017 ("Act").  The Act implements a new Section to the Internal Revenue Code, Code Section 199A, and makes certain other changes to the federal tax laws that may impact our shareholders (some of which are permanent and some of which are subject to sunset provisions).  Technical corrections or other amendments to the Act or administrative guidance interpreting the Act may be forthcoming at any time.  We cannot predict the long-term effect of the Act or any future law changes on us or our shareholders.
Below is a brief summary of the key changes in the Act that directly impact us and our shareholders.  The changes described below are effective for taxable years beginning after December 31, 2017, unless otherwise noted.  Potential investors should consult with their tax advisors regarding the effect of the Act on their particular circumstances (including the impact of other changes enacted as part of the Act that do not directly relate to REITs and thus are not discussed here).
Income Tax Rates and Section 199A
Under the Act, the corporate income tax rate is reduced from a maximum rate of 35% to a flat 21% rate. The reduced corporate income tax rate is effective for taxable years beginning after December 31, 2017. This change generally reduces the amount of income taxes payable by our taxable REIT subsidies, as well as by us to the extent we would otherwise be subject to regular corporate-level U.S. federal income tax. In addition, the maximum withholding rate on distributions by us to non-U.S. shareholders that are attributable to gain from the disposition of a U.S. real property interest is reduced from 35% to 21%. The Act also repeals the alternative minimum tax imposed on corporations and, for shareholders subject to the backup withholding rules, reduces the rate applicable to backup withholding from 28% to 24%.
The Act reduces the highest marginal income tax rate applicable to U.S. individuals from 39.6% to 37% (excluding the 3.8% Medicare tax on net investment income). U.S. individuals continue to pay a maximum 20% rate on long-term capital gains and qualified dividend income.  In addition, under new Code Section 199A, a deduction is generally available for U.S. individuals for distributions that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends ("qualified REIT dividends").   While Code Section 199A is subject to many limitations and will depend upon each qualifying taxpayer's unique circumstances, in general, the Act will allow U.S. individuals to deduct 20% of their qualified REIT dividends. As a result, qualified REIT dividends received by our U.S. individual shareholders will be subject to a maximum effective federal income tax rate of 29.6% (plus the 3.8% Medicare tax on net investment income). The cumulative amount that a U.S. person may deduct for any taxable year with respect to qualified REIT dividends from all sources (together with certain other categories of income that are eligible for such 20% deduction) may not exceed 20% of such person's total taxable income (excluding any net capital gain).
The income tax rate changes applicable to U.S. individuals and the Section 199A 20% deduction for qualified REIT dividends apply for taxable years beginning after December 31, 2017 and before January 1, 2026.
Limitation on Deductibility of Business Interest
The Act generally limits the deduction for net business interest to 30% of the borrower's adjusted taxable income. This limitation on the deductibility of net business interest could result in additional taxable income for us and our taxable REIT subsidiaries.  Provisions in the Act allow certain real estate companies to elect not to be subject to the deduction limitation in exchange for using longer depreciation periods than may otherwise be available.
Net Operating Loss Modifications
Net operating loss ("NOL") provisions were modified by the Act. The Act limits our NOL deduction to 80% of REIT taxable income (before the deduction). REIT NOLs can still not be carried back to prior years, but may now be carried forward indefinitely. The new NOL rules apply to losses arising in taxable years beginning in 2018.
International Provisions: Modified Territorial Tax Regime
The Act moves the United States from a worldwide to a modified territorial tax system, with provisions included to prevent corporate base erosion. We currently do not have any foreign subsidiaries or properties, but these provisions could affect any such future subsidiaries or properties.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Condor Hospitality Trust, Inc.

Date: March 20, 2018	By: /s/ Arinn Cavey
Name: Arinn Cavey
Title: Chief Accounting Officer